UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2021

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21 Firstfield Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 19, 2021, Novavax, Inc. (the “Company”) entered into an advanced purchase agreement (the “Canada Agreement”) with Her Majesty the Queen in Right of Canada as represented by the Minister of Public Works and Government Services (the “Customer”) under which the Customer agreed, subject to receipt by the Company of regulatory approval in Canada, to purchase 52 million doses of NVX-CoV2373, the Company’s vaccine candidate for the SARS-CoV-2 virus (the “Vaccine”), solely for the purpose of vaccinating individuals in Canada and Canadian personnel deployed offshore (and, subject to certain conditions, for donation or resale to countries outside Canada), plus such additional orders as the Customer may make from time to time, up to a maximum aggregate additional 24 million doses.

The Company agreed to submit an application for regulatory approval for the Vaccine in Canada following its first submission for regulatory approval in another priority market (e.g., the United States, the United Kingdom or the European Union). The Customer agreed to provide reasonable assistance to the Company with obtaining such regulatory approval and may terminate the Agreement if the Company fails to timely submit such application for regulatory approval. If such regulatory approval is obtained, the Company intends to promptly commence delivering monthly shipments of the Vaccine to the Customer until the aggregate amount of doses under the Canada Agreement has been provided. The Customer may cancel deliveries of the Vaccine following any failure by the Company to meet the required levels of supply that has not been timely remedied pursuant to the terms of the Canada Agreement.

The Customer may donate or resell doses of the Vaccine to other countries, subject to certain limitations set forth in the Canada Agreement, including that the purpose of such donation or resale is to vaccinate individuals against SARS-CoV-2.

The Customer may terminate the Canada Agreement if (i) a material breach by the Company is not timely cured following written notice of such breach or such breach is incapable of being cured, (ii) the Company fails to timely achieve regulatory approval in Canada, or (iii) a Vaccine seizure from another country results in the Company’s failure to deliver the Vaccine to the Customer. The Canada Agreement will terminate upon the Company’s delivery and the Customer’s acceptance of 52 million doses of the Vaccine, unless extended pursuant to the terms of the Canada Agreement, including in the event that the Customer places any orders for additional doses of the Vaccine.

The foregoing description of the material terms of the Canada Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Item 8.01. Other Events.

On January 22, 2021, the Company filed a prospectus supplement with the Securities and Exchange Commission which contemplates the sale of up to $500,000,000 of shares of the Company’s common stock (the “Shares”) from time to time in at-the-market offerings pursuant to an At Market Issuance Sales Agreement with B. Riley Securities, Inc. (the “Sales Agent”), dated as of January 22, 2021 (the “January 2021 Sales Agreement”). Sales pursuant to the January 2021 Sales Agreement will be made only upon instructions by the Company to the Sales Agent, and the Company cannot provide any assurances that it will issue any Shares pursuant to the January 2021 Sales Agreement.

A copy of the January 2021 Sales Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the January 2021 Sales Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement.

Ropes & Gray LLP, counsel to the Company, has issued a legal opinion relating to the Shares. A copy of such legal opinion, including the consent included therein, is attached as Exhibit 5.1 hereto.

Between November 10, 2020 and January 20, 2021, the Company sold 3.6 million shares of its common stock resulting in $466.8 million in net proceeds at a weighted average sales price of $131.95 per share pursuant to its At Market Issuance Sales Agreement with the Sales Agent, dated as of November 10, 2020 (the “November 2020 Sales Agreement”), leaving $27.2 million remaining under the November 2020 Sales Agreement as of January 20, 2021. The Company and the Sales Agent terminated the November 2020 Sales Agreement by mutual agreement on the date hereof.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

1.1	At Market Issuance Sales Agreement between Novavax, Inc. and B. Riley Securities, Inc., dated January 22, 2021.

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

Date: January 22, 2021	By:	/s/ John A. Herrmann III
	Name:	John A. Herrmann III
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary